CONTRIBUTION AGREEMENT

Between

AMERICAN HOUSING INCOME TRUST, INC.

And

NORTHERN NEW MEXICO PROPERTIES, LLC

Dated as of July 13, 2016

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF AMERICAN HOUSING INCOME TRUST, INC., NORTHERN NEW MEXICO PROPERTIES, LLC AND “AHIT NORTHERN NEW MEXICO PROPERTIES, LLP”, AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND STATE SECURITIES LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS AGREEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS AND OTHER LAWS GOVERNING THE OFFER AND SALE OF THE SECURITIES. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISK OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of this 13 day of July, 2016 (the “Contract Date”), by and among Northern New Mexico Properties, LLC, a New Mexico limited liability company (“Contributor”) and American Housing Income Trust, Inc., a Maryland corporation (“Acquiror”). The following exhibits are incorporated herein:

Exhibit A Legal Descriptions and Addresses of Property

Exhibit B Gross Asset Valuation

Exhibit C LP Unit Distribution at Closing

Exhibit D Investor Materials

Exhibit E Organizational Chart

1.	INTRODUCTION.

Acquiror and Contributor entered into a certain Master UPREIT Formation Agreement dated as of July 13, 2016 (the “Master Agreement”). The Master Agreement sets forth the terms pursuant to which Acquiror and Contributor shall create an “UPREIT” subsidiary limited partnership of Acquiror. The UPREIT shall acquire from Contributor, or the Contributor Member designated by Contributor, the Member Interest (as hereinafter defined) in exchange for the UPREIT’s issuance of certain convertible limited liability partnership Units (hereinafter the “Convertible Units”). The UPREIT, through the Contributor Affiliate (as hereinafter defined), shall indirectly own, in full, and in fee simple, the Property (as hereinafter defined). All capitalized terms used in this Agreement and not defined shall have the meaning ascribed to such terms in the Master Agreement. This Agreement is to be read consistent with the Master Agreement and the UPREIT Agreement, both of which are incorporated herein by reference.

2.	CONTRIBUTION.

Contributor, or the Contributor Member designated by Contributor, agrees to contribute and convey to Acquiror, and Acquiror agrees to accept and assume from Contributor (or the designated Contributor Member), for the Gross Asset Value and on the terms and conditions set forth in this Agreement, all of Contributor’s right, title and interest in the Contributor’s single family residential Property (individually or collectively referred to herein as the “Property”), as more particularly described on Exhibit A attached hereto.

The Property are leased to certain tenants, principally for single family residential occupancy and use. For purposes of this Agreement, the term “Property” shall mean, collectively: (i) all of the parcels of land described on Exhibit A attached hereto (collectively, the “Land”), together with all rights, easements and interests appurtenant thereto, including, but not limited to, any streets or other public ways adjacent to said Land; (ii) all improvements located on the Land, including, but not limited to, the Property, and all other structures, systems, and utilities associated with, and utilized in the ownership and operation of the Property (all such improvements being collectively referred to herein as the “Improvements”); (iii) all personal property not owned by any tenant at the Property and either (A) located on or in the Land or Improvements, or (B) used in connection with the operation and maintenance of the Property (collectively, the “Personal Property”), including, without limitation, all fixtures and other built-in improvements and equipment necessary to operate the Property; (iv) all building materials, supplies, hardware, carpeting and other inventory maintained in connection with the ownership and operation of the Land and/or Improvements and not owned by tenants at the Property (collectively, the “Inventory”); (vi) the Contributor’s interest in all leases and other agreements (including, without limitation, any amendment or other modification of a lease) to occupy, or concerning the occupancy of, all or any portion of the Land and/or Improvements in effect on the Contract Date or into which the Contributor enters prior to Closing, (collectively, the “Leases”); and (vii) Contributor’s interest, if any, in and to any and all leasing, service and management contracts pursuant to which services are provided in connection with the ownership and operation of the Property.

3.	CONTRIBUTION CONSIDERATION; LP UNITS; TAX MATTERS.

3.1. General. It shall be a Contributor’s Condition Precedent (as defined in Section 11.2) that, prior to the Closing, Acquiror shall file with the Secretary of State of the State of Maryland the UPREIT’s certificate of formation for AHIT Northern NM Properties, LLP, a Maryland limited partnership (the “UPREIT”). The sole general partner of the UPREIT shall be Acquiror, which at the time of this Agreement is a publicly-reporting company under the rules promulgated by the United States Securities and Exchange Commission (the “SEC”) and is in the process of electing status as a real estate investment trust. Acquirer is interchangeably referred to herein as the “REIT”.

3.2. Contribution Consideration. The consideration for the contribution by Contributor of the Member Interest and the “Contributed Assets,” defined as the Properties and any and all personal property located thereon except for personal property owned by tenants to the Properties (the assignment of which does not require an assignment separate from this Agreement), to the UPREIT for the Property (the “Contribution Consideration”), shall consist of that number of Convertible Common Units having an aggregate value, calculated as provided in Section 3.3.2 below, equal to (the “Total LP Unit Amount”): the sum of: (A) the Gross Asset Value assigned to the Property, as determined pursuant to Exhibit B attached hereto; minus (B) the sum of any Contributor Property Indebtedness with respect to the Property, as provided on Exhibit C attached hereto, as Exhibit C may be modified (pursuant to the next succeeding sentence or otherwise); minus (C) the Reduction Amount (as defined in Section 14); minus (D) any other adjustments described in this Agreement (“Adjustments”) occurring on or prior to the Closing Date in favor of Acquiror; plus (E) any Adjustments occurring on or prior to the Closing Date in favor of Contributor; and plus (F) any reserves, deposits and escrows maintained by Contributor with the lender holding the Contributor Property Indebtedness encumbering the Property.

The parties agree that, in the event the Closing Statement (as defined below) includes information that differs from that reflected on Exhibit B with respect to the Gross Asset Value and any Contributor Property Indebtedness with respect to the Property, all such information included within the Closing Statement shall be controlling in all such respects. Notwithstanding the preceding contemplated calculations, however, none of such calculations shall occur at Closing if they are duplicative of calculations described under the Master Agreement for purposes of determining Gross Asset Value. If the above-described calculation of Contribution Consideration would result in a fractional number of LP Units (as hereinafter defined) to be delivered to Contributor, the UPREIT shall round that fraction up or down, as the case may be, to the nearest whole number of LP Units. The Property are to be acquired by the UPREIT subject to the corresponding items of Contributor Property Indebtedness with respect to the Property. No portion of the Contribution Consideration shall be paid in cash. Provided that all conditions precedent to Acquiror’s obligations to close as set forth in this Agreement (collectively, “Acquiror’s Conditions Precedent”) have been satisfied and fulfilled, or waived in writing by Acquiror, the Contribution Consideration shall be paid to Contributor at Closing pursuant to Section 3.3 below.

3.3. LP Units.

3.3.1. The Total LP Unit Amount shall be paid by the UPREIT’s delivery of 505,620 Common Units in the UPREIT pursuant to the UPREIT Agreement, which is incorporated by reference herein (collectively, the “LP Units”). The Total LP Unit Amount and the allocation thereof are set forth in the LP Unit Schedule (as defined below). The LP Units issued to Contributor shall be redeemable for shares of common stock of the REIT (“Stock”) or cash (or a combination thereof) in accordance with the redemption procedures described in the UPREIT Agreement.

3.3.2. At Closing, all LP Units shall be issued, delivered and distributed to Contributor unless at or prior to Closing, Contributor directs the UPREIT to issue, deliver and distribute any or all of the LP Units to those LP Unit recipients set forth on Exhibit D attached hereto (together with Contributor, the “LP Unit Recipients”), in which event the UPREIT shall follow the Contributor’s direction with respect to the issuance, delivery and distribution of LP Units. Each LP Unit Recipient shall receive, with respect to the Property, as reflected on Exhibit D, that number of LP Units (subject to appropriate rounding to eliminate fractional LP Units) as shall be set forth on Exhibit D; provided, however, that in the event the Closing Statement sets forth and contains information with respect to the breakdown of the Total LP Unit Amount among LP Unit Recipients that differs from that reflected on Exhibit D, the Closing Statement shall be controlling in all such respects. The number of LP Units issued to each LP Unit Recipient with respect to the Property shall equal the product of (A) the Total LP Unit Amount, multiplied by (B) the “Ownership Percentage in Subject Property” (expressed as a fraction) of each LP Unit Recipient as reflected on Exhibit D. The number of LP Units issued to each LP Unit Recipient shall be allocated as Convertible Common Units on the same percentage basis described in the first sentence of Section 3.3.1 above.

3.3.3. For purposes of determining the number of LP Units to be delivered in satisfaction of payment of the Total LP Unit Amount, the Convertible Common Units shall have a per unit value of $2.25 (each, a “Unit Price”). The LP Unit Schedule shall reflect the Unit Price.

3.3.4. Contributor shall deliver to Acquiror, no later than ten (10) days prior to Closing, and shall cause its partners, shareholders, members or other equity interest holders, as the case may be (“Interest Holders”), and any other LP Unit Recipient to also deliver to Acquiror, or to any other party designated by Acquiror, no later than ten (10) days prior to Closing, a completed questionnaire and representation letter (in substantially the form set forth in Exhibit D attached hereto, the “Investor Materials”) providing, among other things, information concerning Contributor’s, each Interest Holder’s and each LP Unit Recipient’s status as an accredited investor (“Accredited Investor”), as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and shall provide or cause to be provided to Acquiror, or to any other party designated by Acquiror, such other information and documentation as may reasonably be requested by Acquiror in furtherance of the issuance of the LP Units as contemplated hereby.

Notwithstanding anything contained in this Agreement to the contrary, in the event that, in the reasonable opinion of Acquiror, based on advice of its securities counsel, (i) any such person or entity providing Investor Materials is not considered an Accredited Investor, (ii) the proposed issuance of LP Units hereunder might not qualify for the exemption from the registration requirements of Section 5 of the Securities Act, or (iii) the proposed issuance of LP Units hereunder would violate any applicable federal or state securities laws, rules or regulations, or agreements to which the REIT or the UPREIT is subject, or any tax related or other legal rules, agreements or constraints applicable to Acquiror, the REIT or the UPREIT, Acquiror shall so advise Contributor, in writing (the “Regulatory Violation Notice”). In the event a Regulatory Violation Notice is delivered for the reason set forth in clause (i) above, the interest of each and every person or other entity with respect to which Acquiror delivers a Regulatory Violation Notice shall be redeemed by the appropriate Contributor, at no cost to any or all of Acquiror, the REIT and the UPREIT, at least two business days prior to the Closing Date. In the event of any such redemption, the Closing Statement shall reflect the updated list of LP Unit Recipients and the revised ownership percentages in the appropriate LP Unit Recipients and the Property resulting from such redemption. Subject to the terms of the Master Agreement, in the event a Regulatory Violation Notice is delivered for another reason, this Agreement shall terminate, and no party shall have any further liability hereunder except (a) as otherwise expressly set forth in this Agreement and (b) to the extent a breach of this Agreement gives rise to, or becomes the basis for, the Regulatory Violation Notice.

3.3.5. Contributor hereby covenants and agrees that it shall deliver or shall cause each of its partners, shareholders, members and any other LP Unit Recipient to deliver to Acquiror, or to any other party designated by Acquiror, any documentation that may be required under the UPREIT Agreement or any charter document of the REIT, and such other information and documentation as may reasonably be requested by Acquiror, at such time as any LP Units are redeemed for shares of Stock (“Conversion Shares”). The preceding covenant shall survive the Closing and shall not merge into any of the conveyancing documents delivered at Closing.

3.3.6. The parties acknowledge that, except to the extent that any portion of the Total LP Unit Amount consists of cash, Contributor intends for the transfer of the Property in exchange for LP Units (the “Exchange”) to result in non-recognition of gain or loss for federal income tax purposes pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”) (such treatment, the “Intended Tax Treatment”). Acquiror, the UPREIT and the REIT shall cooperate in all reasonable respects with Contributor to facilitate such Intended Tax Treatment; provided, however, that:

(i)	The Closing shall not be extended or delayed by reason of such Intended Tax Treatment, unless Acquiror has breached its obligations to Contributor under this Agreement;

(ii)	None of Acquiror, the UPREIT nor the REIT shall be required to incur any additional extraordinary (as opposed to a normal, customary and recurring) cost or expense as a result of such Intended Tax Treatment, other than the cost of Acquiror’s counsel in connection with the preparation of this Agreement. Notwithstanding anything to the contrary in the foregoing sentence, the UPREIT and the REIT shall be responsible for costs associated with any Internal Revenue Service audit made directly of either or both of the UPREIT and the REIT relating to their respective operations (as opposed to an audit that is ancillary to an audit made of any or all of the entities comprising the Contributor). In the event of the occurrence of an audit made directly of any or all of the entities comprising the Contributor, and relating to the Contributor’s operations, the Contributor shall be responsible for all costs associated therewith. Contributor hereby covenants and agrees that it shall, promptly on demand, reimburse Acquiror, the UPREIT or the REIT for any additional extraordinary cost or expense (as opposed to a normal, customary and recurring cost or expense, such as the analysis or computation related to the manner in which depreciation and built-in gain are allocated amongst the LP Unit Recipients), including, but not limited to, reasonable attorneys’ fees, actually incurred by any or all of Acquiror, the UPREIT and the REIT as a result of structuring the Exchange in order to achieve the Intended Tax Treatment, or which additional extraordinary cost or expense is or may be otherwise directly attributable thereto; and

(iii)	Subject to the UPREIT’s and the REIT’s performance and fulfillment in all material respects of the express covenants and conditions contained in this Agreement, none of Acquiror, the UPREIT or the REIT warrant, nor shall any of them be responsible for, the federal, state or local tax consequences to any or all of Contributor, any or all of the Interest Holders and any or all of the LP Unit Recipients resulting from either (i) the transactions contemplated by this Agreement or (ii) the allocation, if any, of losses and liabilities of the UPREIT to and among the Contributor or any of the Interest Holders in Contributor under the UPREIT Agreement, the Code or Treasury Regulations promulgated under the Code.

The provisions of this Section 3.3.6 shall survive the Closing and shall not merge into any conveyancing documents delivered at Closing.

3.4. UPREIT Agreement; Other Informational Materials. For purposes hereof, the term “UPREIT Agreement” shall mean the form of limited partnership agreement upon which Acquiror and Contributor have agreed on or prior to the date hereof and that shall be filed by Acquiror as an exhibit to a Current Report on Form 8-K within four (4) business days following the date hereof. Contributor hereby acknowledges and agrees that the ownership of LP Units by it and its respective rights and obligations as a limited partner of the UPREIT (including, without limitation, its right to transfer, encumber, pledge and exchange LP Units) shall be subject to all of the express limitations, terms, provisions and restrictions set forth in this Agreement and in the UPREIT Agreement. (In the event that there are any LP Unit Recipients in addition to Contributor, then Contributor shall cause such LP Unit Recipients to execute a joinder to this Agreement for purposes of acknowledging their agreement to be bound by the provisions of this Section 3.4 and any and all other appropriate provisions of this Agreement upon which Acquiror and Contributor mutually and reasonably agree, including, but not limited to, any representations and warranties made by Contributor that should also be appropriately made by the LP Unit Recipients.).

Contributor and the other LP Unit Recipients hereby covenant and agree that, at Closing, they shall execute any and all documentation reasonably required by the UPREIT and the REIT to formally memorialize the foregoing (collectively, the “UPREIT Agreement Adoption Materials”). Contributor and the other LP Unit Recipients acknowledge that they have received and reviewed, or shall receive and review, prior to the Closing Date, the following: (i) Acquiror’s Annual Report on Form 10-K for the year ended December 31, 2014; (ii) Acquiror’s Quarterly Reports on Form 10-Q for the quarters ended April 30, 2015 and June 30, 2015 (assuming the filing thereof prior to the Closing); (iii) Current Reports on Form 8-K of Acquiror since January 1, 2015; (iv) the UPREIT Agreement; and, (v) Resolutions of the Board of Directors of Acquirer. Contributor and the other LP Unit Recipients acknowledge that they: (a) have had an opportunity to conduct a due diligence review of the affairs of Acquiror; and (b) have been afforded the opportunity to ask questions of, and receive additional information from, Acquiror regarding the REIT and the UPREIT.

3.5. Lock-Up Period. The LP Unit Recipients agree that for a period equal to one (1) year following the Closing (the “Lock-Up Period”), the LP Unit Recipients may not, pursuant to the terms of the UPREIT Agreement, in any way or to any extent, exchange, convert or redeem any or all of the Convertible Common Units issued to them at Closing into shares of the REIT’s common stock or any other form. The provisions of this Section 3.5 shall survive the Closing and shall not merge into any of the conveyancing documents delivered at Closing.

3.6. Volume Restriction. From and after the expiration of the Lock-Up Period, the LP Unit Recipients may sell Stock only in compliance with the applicable resale limitations of Rule 144 under the Securities Act. The provisions of this Section 3.6 shall survive the Closing and shall not merge into any of the conveyancing documents delivered at Closing.

3.7. Registration Rights. At Closing, Acquiror shall cause the REIT to confer to Contributor the benefits of its Master Registration Rights Agreement, dated on or before Closing (including the supplement thereto into which the parties shall enter at Closing, the “Registration Rights Agreement”), a copy of which has been delivered to Contributor.

3.8. Partnership Liabilities and Sale of the Property.

3.8.1. For a period of one (1) year following the Closing, the REIT shall not, and shall cause the UPREIT to not:

(i)	sell the Property (or membership interests or other equity interests in the Contributor Affiliate or successors thereto) other than pursuant to a tax-deferred exchange effectuated in compliance with Section 1031 of the Code, and shall refrain from selling any acquired replacement Property (or membership interests therein) other than pursuant to Section 1031;

(ii)	defease or prepay any of the Contributor Property Indebtedness with respect to the Property other than for purposes of concurrent refinancing of those assets with non-recourse mortgage debt of equal or greater amount;

(iii)	subject the entirety, or any portion, of the Property to cross-default or cross-collateralization with other assets of the UPREIT; and

(iv)	provide any guaranty or additional collateral for any of the assumed debt encumbering the Property.

3.8.2. For a period of one (1) year following the Closing, the REIT shall and shall cause the UPREIT to:

(i)	promptly replace any portion of the Property that is condemned or lost to casualty;

(ii)	provide, in the event of an unavoidable loss of mortgage indebtedness allocable as basis to the Property, whether through transfer of ownership of the Property to a taxable subsidiary of the REIT or otherwise, an opportunity for Contributor to replace such indebtedness for tax basis purposes with a surrogate for lost basis in the form of a liquidation-based guaranty of a sufficient quantity of UPREIT payables and obligations outstanding at any time; and

(iii)	provide, in the event of an inability of the UPREIT to comply with the above parameters, a make-whole cash payment by the UPREIT to Contributor in the full amount of all state and federal tax obligations incurred by them pursuant to special allocations of built-in gain made to them as a result of the sale, defeasance or failure of replacement of the Property (or membership interests or other equity interests in the Contributor Affiliate or successors thereto), in the full amount of the resulting state and federal tax obligations of Contributor (at the maximum personal rate), plus a gross-up payment sufficient to defray the state and federal taxes applicable to such make-whole payment.

3.8.3. Without limitation of the above, at such time as any sale of the Property (or membership interests or other equity interests in the Contributor Affiliate or successors thereto) or defeasance of the loan(s) encumbering the Property is foreseeable, or a condemnation or casualty has occurred or is in process (in the case of a condemnation), the UPREIT shall promptly notify Contributor of such known facts, and shall provide it with full disclosure of the operative circumstances, and an opportunity to provide input with respect to the determination of the strategy for perpetuating tax deferral.

3.8.4. Notwithstanding the provisions of this Section 3.8, the obligation of either or both of the REIT and the UPREIT to undertake those activities set forth in Sections 3.8.1, 3.8.2 and 3.8.3 hereof shall, in all events, be subject to, and otherwise interpreted consistent with, the REIT’s fiduciary and statutory obligations to all partners (both present and future) in the UPREIT, and to its stockholders, both present and future. Further, for purposes of this Section 3.8 and except as otherwise provided in Section 3.9, the LP Unit Recipients agree that neither the REIT nor the UPREIT shall be required to obtain any approval, consent or waiver from, or take direction from, or otherwise communicate with, any person or representative or entity concerning the Property, other than the person(s) designated in Section 19 herein (the “Property Contact(s)”). Notification of the Property Contacts for the Property shall constitute sufficient and effective notification to all Interest Holders associated with the Property, and written communications from the Property Contact(s) for the Property shall bind all Interest Holders associated with, related to, or having an interest in, the Property.

The provisions of this Section 3.8 shall survive the Closing and shall not merge into any of the conveyancing documents delivered at Closing.

3.9. Notice of Certain Transactions.

3.9.1. Provided that the obligations of the REIT and the UPREIT under Section 3.8 shall not have terminated by the terms of such section, in the event that, on or before the first anniversary of the Closing Date, a post-Closing sale of the Property that will not provide the UPREIT with an opportunity to continue to defer Contributor’s tax deferral (whether pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, or otherwise) (a “Tax-Related Event”) is considered reasonably likely to occur, in the reasonable judgment of the UPREIT, then the UPREIT shall give written notice of such Tax-Related Event (a “Tax-Related Notice”) to the Property Contacts for the Property as soon as practicable after the UPREIT concludes that a Tax-Related Event is reasonably likely to occur, or, if later, on the date on which the UPREIT is, in the reasonable judgment of its counsel, legally permitted, under applicable federal and state securities laws and regulations, to disseminate such Tax-Related Notice to the Property Contacts.

3.9.2.  Upon their receipt of a Tax-Related Notice, the Property Contacts shall designate a single spokesperson from among them to represent the Interest Holders in connection with the Tax-Related Event that triggered the delivery of such Tax-Related Notice (the “Spokesperson”). The LP Unit Recipients hereby irrevocably appoint any Spokesperson so designated as their attorney-in-fact, with full power to grant in the name of and on behalf of such LP Unit Recipient, any and all consents, waivers, approvals, and to execute any and all documents required or appropriate to be executed, whether with respect to this Agreement, the UPREIT Agreement or otherwise; provided, however, that such attorney-in-fact may only act within the scope necessitated by the Tax-Related Event giving rise to the appointment of such Spokesperson. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest. The UPREIT and the REIT shall be entitled to rely on the first written notice either of them receives that designates a Spokesperson with respect to a given Tax-Related Event, and shall be under no obligation to deal with any person other than the Spokesperson so designated in connection with the subject Tax-Related Event as it relates to the LP Unit Recipients. The UPREIT and the REIT shall have no obligation to deal with any person or entity whatsoever in connection with a Tax-Related Event unless and until a Spokesperson is properly designated. The UPREIT and the REIT, and their respective independent accountants, attorneys and other representatives and advisors, shall cooperate with the Spokesperson in order to consider strategies proposed by or through the Spokesperson (it being understood that neither the REIT nor the UPREIT shall have any obligation whatsoever to propose any such strategies), on behalf of affected LP Unit Recipients, which strategies are designed or intended to defer or mitigate any recognition of gain under the Code by any LP Unit Recipient or any shareholder or partner in any LP Unit Recipient (any such gain recognition being referred to herein as an “Adverse Tax Consequence”) that may result from a Tax-Related Event, whether such strategies involve any or all of the LP Unit Recipients (including Contributor) on a basis independent of the REIT and UPREIT, or in conjunction with the REIT or the UPREIT. Each party shall pay its own fees and expenses incurred in connection with the procedure delineated in this Section 3.9.2. Under this Section 3.9.2, the UPREIT and the REIT are only obligated to cooperate with the Spokesperson on behalf of any LP Unit Recipient (or any partner, shareholder or member of any LP Unit Recipient) who may be facing an Adverse Tax Consequence, in connection with such LP Unit Recipient’s determination of the efficacy of tax-deferral or tax-mitigation alternatives proposed by or through the Spokesperson that may involve the REIT or the UPREIT. In no event shall either the REIT or the UPREIT be required to incur any expense (other than the cost of professional fees and expenses and administrative expenses incurred in complying with this Section 3.9) in connection with its cooperation under this Section 3.9, nor shall any transaction duly approved by the Board of Directors of the REIT that results in a Tax-Related Event be required to be suspended, postponed, impeded or otherwise adversely affected by virtue of any potential Adverse Tax Consequence. The provisions of this Section 3.9 shall survive the Closing and shall not merge into any of the conveyancing documents delivered at Closing.

4.	CLOSING.

The contribution of the Member Interest and the delivery of LP Units contemplated herein shall be consummated at a closing (the “Closing”), to take place at a location mutually agreed upon by the parties and on a date mutually agreed upon by the parties (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. Central Standard Time on the Closing Date. Notwithstanding the foregoing, the risk of loss of all or any portion of the Property prior to the Closing shall be governed by Section 10 of the Master Agreement.

5.	CONFIDENTIALITY.

Each party agrees to maintain in confidence, and not to disclose (and shall cause its affiliates, employees and equity holders to maintain in confidence, and not to disclose) to any person or entity (including, without limitation, tenants or tenants’ employees), the information contained in this Agreement or pertaining to the transaction contemplated hereby; provided, however, that each party, its agents and representatives may disclose such information and data (i) to such party’s accountants, attorneys, existing or prospective lenders, investment bankers, accountants, underwriters, ratings agencies, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively, “Representatives”) to the extent that such Representatives reasonably need to know (in the disclosing party’s reasonable discretion) such information and data in order to assist, and perform services on behalf of, the disclosing party; (ii) to the extent required by any applicable statute, law, regulation or Governmental Authority (including, but not limited to, Form 8-K and other reports and filings required by the SEC and other regulatory entities; (iii) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement or otherwise relating to the Property or any of them; (iv) to the extent such disclosure is required or appropriate in connection with any securities offering or other capital markets or financing transaction undertaken by the REIT; (v) to the extent such information and data become generally available to the public other than as a result of disclosure by such party or its agents or Representatives; (vi) to the extent such information and data become available to such party or its agents or Representatives from a third party who, insofar as is known to such party, is not subject to a confidentiality obligation to the other party hereunder; and (vii) to the extent necessary in order to comply with each party’s respective covenants, agreements and obligations under this Agreement. In the event the transactions contemplated by this Agreement shall not be consummated, such confidentiality shall be maintained indefinitely.

6.	CONVEYANCE MATTERS.

6.1. Conveyance of Member Interest. At Closing, Contributor shall deliver to Acquiror the fully completed and fully executed Members Instrument (to the extent applicable, and if necessary to do so for purposes of conveying the Properties).

6.2. Title Commitment. Prior to Closing, Contributor shall deliver to Acquiror a commitment (the “Title Commitment”) for the Land, dated after the Contract Date, issued by First American Title Insurance Company (the “Title Company”), for an owner’s title insurance policy (the “Title Policy”), ALTA Policy Form B-2006, in the full amount of the Gross Asset Value.

6.3. Survey. Prior to Closing, Contributor shall deliver to Acquiror a copy of an existing survey for the Land and Improvements.

6.4. Title at Closing. At Closing, the Land shall be free and clear of all liens, covenants, restrictions, easements and other title exceptions or objections except for the Permitted Exceptions. Title to the Land at Closing shall be good and marketable and insured by the Title Company with such endorsements as Acquiror shall reasonably require.

6.5. Permitted Exceptions. For purposes of this Agreement, the term, “Permitted Exceptions” shall mean:

(i)	real estate taxes and assessments not yet due and payable;

(ii)	covenants, restrictions, easements and other similar agreements, provided that the same are not violated by existing improvements or the current use and operation of the Property, or if so violated that the same do not materially impair the value of the Property and that the violation of the same will not result in a forfeiture or reversion of title;

(iii)	zoning laws, ordinances and regulations, building codes and other governmental laws, regulations, rules and orders affecting the Property, provided that the same are not violated by existing improvements or the current use and operation of the Property, or if so violated that the same do not materially impair the value of the Property or that such violation will not result in a forfeiture or reversion of title;

(iv)	any minor imperfection of title which (a) does not affect the current use, operation or enjoyment of the Property, (b) does not render title to the Property unmarketable or uninsurable, and (c) does not materially impair the value of the Property;

(v)	the Property Indebtedness encumbering the Property;

(vi)	any Leases with respect to the Property;

(vii)	any encroachments or any other matters evidenced by Contributor’s existing owner’s policy or the Title Commitment or as disclosed by Contributor’s existing survey; and

(viii)	as otherwise noted herein or in any schedule hereto.

6.6. No Subsequent Exception. From and after the date of this Agreement, Contributor shall not take any action, nor fail to take any action that would cause title to the Property to be subject to any material title exceptions or objections, other than the Permitted Exceptions.

7.	REPRESENTATIONS AND WARRANTIES.

7.1. Contributor and LP Unit Recipients. Contributor and each LP Unit Recipient represents and warrants to Acquiror that the following matters are true as of the Contract Date and shall be true as of the Closing Date and covenants as follows:

7.1.1. Member Interest. (i) At Closing, Contributor shall either (a) own the Member Interest or (b) have the power and right to direct and cause the conveyance of the Member Interest to occur, in either case free and clear of any and all liens, encumbrances and interests of any third parties (except those of the holder of the Northern Property Indebtedness); (ii) at Closing, Contributor shall have good right and lawful authority to assign, transfer and deliver (or to direct the assignment, transfer and delivery of) the Member Interest and the Members Instrument as provided herein; (iii) the execution and delivery of the Members Instrument and the assignment and transfer of the Member Interest to the UPREIT does not, to Contributor’s knowledge, conflict with any material agreement, contract or other obligation or restriction affecting or binding upon Contributor, the Member Interest, or the underlying Property; and (iv) to Contributor’s knowledge, no authorization, approval or other action by and, no notice to or filing with, any governmental authority is required for assignment and transfer of the Member Interest to the UPREIT or for the execution or delivery of the Members Instrument.

7.1.2. Descriptive Information. The descriptive information concerning the Property set forth in Section 2 and in all exhibits referred to in Section 2 are, to Contributor’s knowledge, complete, accurate, true and correct in all material respects.

7.1.3. Title to Property. The Contributor Affiliate indirectly holds fee simple title to the Land and the Property, subject only to the Permitted Exceptions. The ownership structure of the Property is depicted and summarized on Exhibit E attached hereto and incorporated herein by this reference.

7.1.4. Contributor’s Deliveries. All items delivered by Contributor pursuant to this Agreement, are, to Contributor’s knowledge, true, accurate, correct and complete in all material respects, and fairly present the information set forth in a manner that is not materially misleading. Contributor has delivered or made available to Acquiror true and complete copies of all of the Leases and other material agreements relating to or affecting the ownership and operation of the Property.

7.1.5. Defaults. To Contributor’s knowledge, neither the execution of this Agreement nor the consummation of the Transactions will: (i) subject to any approval that may be required under any or all of the Contributor’s Indebtedness with respect to the Property, the applicable Contributor Operating Agreement(s), and any tenancy-in-common or joint venture agreement to which the Property may be subject, conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which the Contributor Affiliate is a party or by which the Contributor Affiliate or the Property is bound, (ii) subject to any approval required under any or all of the Contributor Indebtedness with respect to the Property, the applicable Contributor Operating Agreement(s), and any tenancy-in-common or joint venture agreement to which the Property may be subject, violate any restriction, requirement, covenant or condition to which the Contributor Affiliate is subject or by which the Contributor Affiliate or the Property is bound, (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order applicable to the Contributor Affiliate, or (iv) result in the cancellation of any contract or Lease pertaining to the Property; except in any instance in any of (i) – (iv) such as would not have a Contributor Material Adverse Effect.

7.1.6. Contracts. To Contributor’s knowledge, and except with respect to property management agreements and other service agreements that are normal and customary for the operation of the Property, there are no contracts relating to the management, leasing, operation, maintenance or repair of the Property, except those which may be terminated without penalty or other payment by Contributor (or its assignee, including Acquiror, or successor) upon no more than thirty (30) days’ prior notice.

7.1.7. Leases. With respect to each Lease and to Contributor’s knowledge:

(i) subject to Section 7.1.14, such Lease is legal, valid, binding, enforceable and in full force and effect against the lessor thereunder in accordance with its respective terms, subject to the qualification that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for the enforcement thereof may be brought and further subject to any other legal defenses to enforcement that may be available to such lessor; and subject to Section 8.1.14, such Lease is legal, valid, binding, enforceable and in full force and effect against the tenant named therein and any other party thereto in accordance with its terms, subject to the qualification that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for the enforcement thereof may be brought;

(ii) neither the landlord under such Lease nor any other party to such Lease is in breach or default (subject to applicable notice and cure periods) that would have a Contributor Material Adverse Effect; and no event has occurred that permits termination, modification or acceleration, such that any such termination, modification or acceleration would have a Contributor Material Adverse Effect;

(iii) neither the landlord under the Lease nor any other party to such Lease has repudiated (in writing) any provision thereof, such that any such repudiation would have a Contributor Material Adverse Effect;

(iv) subject to Section 8.1.14, neither Contributor nor the Contributor Affiliate has received any written notice of any pending disputes under such Lease, nor is there any forbearance program in effect as to such Lease, such that any such forbearance program would have a Contributor Material Adverse Effect; and

(v) neither Contributor nor the Contributor Affiliate has received any written notice from any governmental authority having jurisdiction over the Property (“Governmental Authority”) and alleging the failure of either or both of the Property and the tenant under the applicable Lease to comply with all applicable laws, rules and regulations in all material respects, such that any such failure would have a Contributor Material Adverse Effect.

7.1.8. Physical Condition. To Contributor’s knowledge, all of (i) the Property and (ii) the other Improvements that are material to the operation of the Property are in good operating condition and repair, subject only to ordinary wear and tear, maintenance and capital expenditures in the ordinary and normal course of the ownership and operation of the Property. To Contributor’s knowledge, there is no existing patent or latent structural or other physical defect or deficiency in the condition of the Property, or any component or portion thereof, that would have a Contributor Material Adverse Effect.

7.1.9. Compliance with Laws and Codes. To Contributor’s knowledge, the Property, and the use and operation thereof, is (or the use and operation of any component, portion or area of the Property is) in material compliance with applicable municipal and other governmental laws, ordinances, regulations, codes. The fee simple owner of the Land possesses the material licenses, permits and authorizations for the use, occupancy and operation of the Property as it is presently being operated, except where such violation or failure would not have a Contributor Material Adverse Effect. To Contributor’s knowledge, no notice, citation, summons or order has been issued, nor has Contributor or the Contributor Affiliate received any written notice from any Governmental Authority that any investigation or review is pending or threatened by such Governmental Authority with respect to any alleged violation by the fee simple owner of any such laws, statutes, rules, regulations or orders, except where the failure to comply with the same would not have a Contributor Material Adverse Effect.

7.1.10. Litigation. There are no pending, or to Contributor’s knowledge, threatened judicial, municipal or administrative proceedings affecting the Property or against the fee simple owner of the Land affecting the use, ownership or operation of the Property or any portion thereof, except in any such case as would not have a Contributor Material Adverse Effect.

7.1.11. Insurance. The fee simple owner of the Land now has in force normal and customary insurance relating to the Property, or as may be required by any lender in connection with the Contributor Property Indebtedness with respect to the Property (the “Insurance”). To Contributor’s knowledge, the Contributor Affiliate has not received any written notice of cancellation or non-renewal with respect to, or disallowance of any claim for any matter related to the Property under, any policy evidencing the Insurance. To Contributor’s knowledge, neither the fee simple owner nor the Contributor Affiliate has been refused any Insurance related to the Property, nor, to Contributor’s knowledge, has the coverage of the fee simple owner or the Contributor Affiliate been limited by any insurance carrier to which either of them has applied for Insurance or with which either of them has carried Insurance during the last five years (or any shorter period of time, as the case may be, in which the Contributor Affiliate has held an interest in the Property).

7.1.12. Authority. Subject to Section 9.1 below, Contributor has obtained, or will obtain by Closing, all necessary consents for the execution and delivery of this Agreement and the Member Instrument by Contributor and the LP Unit Recipients. The performance of this Agreement by Contributor and the LP Unit Recipients, as the case may be, have been duly authorized by Contributor and the LP Unit Recipients, respectively, and this Agreement is the valid and binding obligation of Contributor and the LP Unit Recipients and enforceable against them in accordance with its terms, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principals and doctrines of general application. The Gross Asset Value with respect to the Property has been approved by Contributor and those of the LP Unit Recipients with an interest in the Property. To Contributor’s knowledge, neither the execution of this Agreement nor, subject to Section 9.1 below, the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Contributor or any LP Unit Recipient is a party or by which Contributor, any LP Unit Recipient or the Property is bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which any one or more of Contributor, any LP Unit Recipient and any of the Property is subject, in either case which would have a Contributor Material Adverse Effect.

7.1.13. Environmental Matters.

(i) To Contributor’s knowledge, there is no Environmental Claim (as hereinafter defined) pending or threatened against (a) the Property or (b) the fee simple owner and that relates to the Property and that would have a Contributor Material Adverse Effect.

(ii) To the knowledge of Contributor, there are no past (during the period of time in which the fee simple owner has had an interest in the Property) or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the handling, manufacture, treatment, storage, use, generation, release, emission, discharge, presence or disposal of any Hazardous Substances (as hereinafter defined), either collectively, individually, or severally, that constitute a violation of any Environmental Laws and that would have a Contributor Material Adverse Effect.

(iii) To the knowledge of Contributor, there has been no release of any Hazardous Substance on, in, at, under or from the Property during the period of time that the fee simple owner has held an interest in the Property, which release would have a Contributor Material Adverse Effect.

(iv) To the knowledge of Contributor: (a) there are no above ground or underground storage tanks currently located on any Land on which the Property is situated, such that the existence thereof would have a Contributor Material Adverse Effect; and (b) there are no friable asbestos or friable asbestos containing materials on the Property, such that the existence thereof would have a Contributor Material Adverse Effect.

For purposes of this Section, the following definitions will apply:

“Environmental Laws” means all applicable laws, statutes, enactments, orders, regulations, rules and ordinances of any governmental authority relating to pollution or protection of human health, safety, the environment, natural resources or laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances, including, without limitation (as applicable), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.) and the Occupational Safety and Health Act, 29 U.S.C. §653 et seq.), all as amended from time to time and the regulations promulgated pursuant thereto.

“Hazardous Substances” means any chemicals, materials or substances which are defined or regulated as dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or as a pollutant or contaminant under any Environmental Law, including but not limited to urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, petroleum and petroleum products.

“Environmental Claim” means any claim, order, investigation, action, suit, proceeding, injunction, demand, citation, summons, directive, fine, penalty, assessment or violation of or under any Environmental Laws, including, without limitation, any claim, order, investigation, action, suit, proceeding, injunction, demand, citation, summons, directive, fine, penalty, assessment or violation brought or issued by any Governmental Authority, and any written notice advising the fee simple owner of any of the foregoing or of any fact, event or condition that is the basis for the assertion of any of the foregoing.

Contributor has no knowledge of any release, discharge, spillage, uncontrolled loss, seepage or filtration of oil, petroleum or chemical liquids or solids, liquid or gaseous products or any hazardous waste or hazardous substance (as those terms are used in the Comprehensive Environmental Response, Compensation and Liability Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, or in any other applicable federal, state or local laws, ordinances, rules or regulations relating to protection of public health, safety or the environment, as such laws may be amended from time to time) at, upon, under or within the Property that would have a Contributor Material Adverse Effect.

7.1.14. Lease Controversies. To Contributor’s knowledge, no proceeding, suit or litigation relating to any Lease, is pending or, to Contributor’s actual knowledge, threatened, that would have a Contributor Material Adverse Effect.

7.1.15. Rent Roll. Contributor has delivered to Acquiror a rent roll for the Property on Contributor’s usual and customary form, which rent roll is true, correct and complete in all material respects.

7.1.16. United States Person. Contributor is a “United States Person” within the meaning of Section 1445(f)(3) of the Code, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.

7.1.17. Condemnation. Contributor has no knowledge of pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Property.

7.1.18. Disclosure. To Contributor’s knowledge, no representation or warranty in this Agreement, no exhibit attached hereto with respect to the Property, and no schedule contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading, or necessary in order to provide Acquiror with adequate information as to the Property and the management, operation, maintenance and repair thereof. To Contributor’s knowledge, there is no fact known to Contributor which has, or which, to Contributor’s knowledge, could reasonably have been foreseen by Contributor as likely to have, a Contributor Material Adverse Effect on the management, operation, maintenance and repair of the Property which has not been disclosed herein, in any schedule attached hereto, or in any written document furnished by Contributor to Acquiror under this Agreement or in connection with the transactions contemplated hereby.

7.1.19. Investment Representation. Each LP Unit Recipient represents that its LP Units are being acquired by it with the present intention of holding such LP Units for purposes of investment, and not with a view towards sale or any other distribution. Each LP Unit Recipient acknowledges that the LP Units have not been registered under the Act. Each LP Unit Recipient recognizes that it may be required to bear the economic risk of an investment in the LP Units for an indefinite period of time. Contributor and each LP Unit Recipient is an Accredited Investor. Contributor and each LP Unit Recipient has such knowledge and experience in financial and business matters so as to be fully capable of evaluating the merits and risks of an investment in the LP Units. No LP Units will be issued, delivered or distributed to any person or entity who is other than an Accredited Investor with respect to whom there has been delivered to Acquiror satisfactory Investor Materials confirming the status of such person or entity as an Accredited Investor. Each LP Unit Recipient has been furnished with the informational materials described in Section 3.4 (collectively, the “Informational Materials”), and has read and reviewed the Informational Materials and understands the contents thereof. The LP Unit Recipients have been afforded the opportunity to ask questions of those persons they consider appropriate and to obtain any additional information they desire in respect of the LP Units and the business, operations, conditions (financial and otherwise) and current prospects of the UPREIT and the REIT. The LP Unit Recipients have consulted their own financial, legal and tax advisors with respect to the economic, legal and tax consequences of delivery of the LP Units and have not relied on the Informational Materials, Acquiror, the UPREIT, the REIT or any of their officers, directors, affiliates or professional advisors for such advice as to such consequences. All of the Interest Holders in Contributor are Accredited Investors. No Contributor or LP Unit Recipient requires the consent of any Interest Holder in order to consummate the transactions contemplated by this Agreement, including, without limitation, to amend any partnership agreement, operating agreement, charter or other governing document of Contributor or any LP Unit Recipient, and no Interest Holder has been solicited to approve the transactions contemplated by this Agreement. All of the Contributors and LP Unit Recipients are domiciled in (and, in the case of non-individual LP Unit Recipients or Contributors, have their principal place of business in) the State of Arizona.

7.1.20. Ownership Structure. The equity ownership of the Contributor Affiliate, including percentage interests of ownership, is described on the organizational chart attached hereto as Exhibit E and incorporated herein by this reference.

7.1.21. Tax-Related Issues. To the knowledge of Contributor, the Contributor Affiliate has timely filed with the appropriate taxing authorities all returns (including without limitation informational returns and other material information) in respect of Federal, State and local taxes (collectively “Taxes”) required to be filed through the date hereof (and for which an extension has not been obtained) and will timely file any such returns required to be filed (i) on or prior to the Closing Date and (ii) with respect to all periods ending on or before the Closing Date. The returns and other information filed (or to be filed) are complete and accurate in all material respects. All material Taxes of the Contributor Affiliate in respect of periods beginning before the Closing Date have been timely paid, or will be timely paid prior to the Closing Date, or will be subject to Closing proration pursuant to this Agreement and, to the knowledge of Contributor, the Contributor Affiliate has no material liability for Taxes in excess of the amounts so paid. All material Taxes that the Contributor Affiliate has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be (prior to Closing Date) duly paid to the proper taxing authority and no material deficiencies for Taxes of the Contributor Affiliate have been claimed, proposed or assessed by any taxing or other governmental authority. There are no pending or threatened audits, investigations or claims for or relating to any material additional liability to the Contributor Affiliate in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in reasonable judgment of Contributor, is likely to result in a material additional liability for Taxes. To the knowledge of Contributor, there are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of the Northern Affiliate. Contributor is a United States person within the meaning of Section 7701 of the Code.

7.1.22. No Other Representation or Warranty. Except as expressly set forth in this Section 8, Contributor makes no express or implied warranty of any kind whatsoever. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED AND EXCEPT TO THE LIMITED AND SPECIFIC EXTENT PROVIDED HEREIN OR IN THE MASTER AGREEMENT TO THE CONTRARY, CONTRIBUTION OF THE PROPERTY IS ON A STRICT “AS-IS” BASIS.

7.2. Acquiror. Acquiror represents and warrants to Contributor that the following matters are true as of the Contract Date and shall be true as of the Closing Date:

7.2.1. Organization. As of the Contract Date, Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly authorized to do business and own Property in all jurisdictions in which it does business and owns Property. Acquiror intends to become the REIT as of the Closing Date or within a commercially reasonable period of time after the Closing Date, Acquiror shall have become the REIT. Acquiror has all necessary power and authority to execute, deliver and perform this Agreement and consummate all of the Transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the Transactions have been approved and duly authorized by all necessary action of Acquiror. This Agreement is the valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines of general application.

The representations and warranties made in this Agreement by Contributor and in this Section 7.2 by Acquiror shall be deemed remade by Contributor, the LP Unit Recipients or Acquiror, as the case may be, as of the Closing Date with the same force and effect as if, in fact, specifically remade at that time. Unless expressly provided otherwise in another part of this Agreement, all representations and warranties made in this Agreement by Contributor or Acquiror shall survive the Closing for a period of one hundred twenty (120) days, and in the event that Acquiror determines (acting in good faith) that a breach of any one or more of such representations or warranties occurred prior to Closing, then, in order to preserve its claim, Acquiror shall be required to file suit against Contributor in connection with such breach within the aforesaid one hundred twenty (120) day survival period. If Acquiror fails to timely comply with the foregoing sentence, then Acquiror shall automatically be deemed to have irrevocably waived its right to any remedy with respect to any representation or warranty allegedly breached (prior to Closing) by Contributor. As used in this Agreement with respect to any representation or warranty, the “knowledge” of Contributor refers to the actual knowledge of Jerry Lopez and/or Les Gutierrez.

8.	PRE-CLOSING COVENANTS OF CONTRIBUTOR.

Contributor hereby covenants with Acquiror as follows:

8.1. Insurance. The insurance policies for the Property in effect as of the Contract Date shall remain continuously in force through and including the Closing Date.

8.2. Pre-Closing Expenses. All bills and invoices for labor, goods, material and services of any kind relating to the Property for the period prior to Closing, other than those incurred by an tenant at the Property, have been or will be paid in full prior to Closing, if such bills and invoices are received by Contributor prior to Closing; otherwise, if received post-closing, Contributor hereby covenants and agrees to cause such bills and invoices to be paid promptly upon receipt thereof.

8.3. No Assignment. After the Contract Date and prior to Closing, neither the Member Interest or any part thereof, nor the Property or any part thereof, shall be assigned, encumbered or otherwise transferred, except as may be permitted under the Master Agreement.

8.4. Change in Conditions. Contributor shall promptly notify Acquiror of any material change in the condition of the Property or of the occurrence of any event or circumstance that makes any representation or warranty under this Agreement to be materially untrue or misleading.

8.5. 8-K Requirements. Upon Acquiror’s request, for a period of two (2) years after Closing, Contributor shall make its records (financial or otherwise) maintained in connection with the ownership and operation of Contributor’s interest in the Property (collectively, the “Records”) available to the REIT for inspection, copying and audit by the REIT’s designated accountants, and at the REIT’s expense. Contributor (and the LP Unit Recipients) shall provide the REIT, but without third-party expense to Contributor (and the LP Unit Recipients), with copies of, or access to, such factual information as may be reasonably requested by the REIT, and in the possession or control of Contributor (and the LP Unit Recipients), to enable the REIT to file Form 8-K, if, as and when such filing may be required by the SEC. Without limitation of the foregoing, (i) the REIT or its designated independent or other accountants may audit the Contributor’s operating statements for the Property, and Contributor (and the LP Unit Recipients) shall supply such documentation in its possession or control as the REIT or its accountants may reasonably request in order to complete such audit, and Contributor shall execute an audit letter setting forth the appropriate opinion, and (ii) Contributor (and the LP Unit Recipients) shall furnish the REIT with such financial and other information as may be reasonably required by the REIT or its assigns to make any required filings with the SEC or any other governmental authority.

9. [INTENTIONALLY OMITTED IN LIGHT OF ACQUIROR TAKING TITLE “SUBJECT TO” NORTHERN PROPERTY INDEBTEDNESS]

10.	ADDITIONAL CONDITIONS PRECEDENT TO CLOSING.

10.1. Acquiror’s Conditions Precedent. In addition to the other conditions enumerated in this Agreement, the following shall be additional “Acquiror’s Conditions Precedent”:

10.1.1. Physical Condition. The Property shall be in the same order and condition as at the date of this Agreement, normal wear and tear and damage by fire or other casualty (subject to Section 10 of the Master Agreement) excepted, and shall have been operated between the date of this Agreement and the Closing Date in substantially the same manner as agreed prior to the date of this Agreement, including the purchase and replacement of fixtures and equipment, and maintenance and repairs so that the Property shall satisfy the requirement of this Section 11.1.1.

10.1.2. Payment of Indebtedness. All payments required to be made prior to the Closing Date and under the Contributor Property Indebtedness with respect to the Property shall have been made; and there shall be no default under the Contributor Property Indebtedness with respect to the Property as of the Closing Date.

10.1.3. Owners. The composition of members of the Contributor Affiliate on the Closing Date shall be the same as on the Contract Date.

10.1.4. Bankruptcy. As of the Closing Date, neither Contributor nor the Property shall be the subject of any bankruptcy proceeding for which approval of this transaction has not been given and issued by the applicable bankruptcy court.

10.1.5. Representations and Warranties True. The representations and warranties of Contributor contained in this Agreement shall be true and correct as of the Closing Date in all material respects, as though such representations and warranties were made on such date.

10.1.6. Covenants Performed. All covenants of Contributor required to be performed on or prior to the Closing Date shall have been performed, in all material respects.

10.1.7. Master Agreement. All of the Transactions under the Master Agreement shall have been consummated.

10.2. Contributor’s Additional Conditions Precedent. In addition to the other conditions enumerated in this Agreement, the following shall be additional “Contributor’s Conditions Precedent”:

10.2.1. Transfer of Guarantees. Acquiror and Contributor acknowledge that certain parties (the “Guarantors”), have delivered guarantees and/or indemnitees (the “Guarantees”), in connection with the Contributor Property Indebtedness encumbering the Property. Acquiror and Contributor agree that, as a part of the contribution of the Member Interest to the UPREIT, and to the extent possible, the UPREIT will assume the obligations of the Guarantors under the Guarantees. The UPREIT shall indemnify and defend the Guarantors from and against any claims, causes of action, judgments, losses, costs, damages and expenses, including, without limitation, attorneys’ fees of counsel selected by the Guarantors and costs of litigation (collectively, the “Losses”) which the Guarantors may suffer or incur as a result of or in connection with the Guarantees, but only if and to the extent that such Losses are suffered or incurred as a result of, or due to, or because of, acts or omissions first occurring from and after the Closing Date (collectively, “Post-Closing Losses”). Notwithstanding the foregoing, if such lender requires that, as a condition of granting its consent to such transfer of the Guarantors’ liability under the Guarantees, the Guarantees must be modified so as to materially increase any or all of the obligations of the Guarantors, then the UPREIT shall not be required to become the replacement guarantor or to assume the obligations thereunder. If such lender does not consent to the transfer of the Guarantors’ liability under the Guarantees and the assumption by the UPREIT of the obligations thereunder, and regardless of whether such lender has consented to the transfer of the Member Interest, the UPREIT shall indemnify, defend and hold harmless the Guarantors from and against any Losses which the Guarantors may suffer or incur as a result of or in connection with the Guarantees, but only with respect to Post-Closing Losses.

If, under the loan documents evidencing and securing the Contributor Property Indebtedness encumbering the Property, consent of the lender thereunder is not required in order to transfer the Member Interest as contemplated under this Agreement, Contributor shall not be required to, seek such lender’s consent to the transfer of Guarantors’ liability under the Guarantees. In such case, the Guarantors shall remain as the Guarantors under the Guarantees, and the UPREIT shall indemnify and defend the Guarantors from and against any Losses which the Guarantors may suffer or incur as a result of or in connection with the Guarantees, but only with respect to Post-Closing Losses.

10.1.3. UPREIT. The UPREIT will be a limited partnership duly organized, validly existing and in good standing under the laws of the State of Maryland and the UPREIT Agreement shall have been duly adopted and in full force and effect.

10.1.4. Representations and Warranties True. The representations and warranties of Acquiror contained in this Agreement shall be true and correct as of the Closing Date, in all material respects, as though such representations and warranties were made on such date.

10.1.5. Covenants. All covenants of Acquiror required to be performed on or prior to the Closing Date shall have been performed, in all material respects.

10.1.6. Master Agreement. All of the Transactions under the Master Agreement shall have been consummated.

10.1.7. Additional Obligations. If and to the extent that, prior to Closing, Contributor delivers reasonable written evidence to Acquiror that any or all of Contributor, the Contributor Affiliate and members or partners (whether direct or indirect) of either or both of the Contributor or the Contributor Affiliate has (or have) either (i) delivered or (ii) executed and delivered, to any or all of (x) the holder of the Northern Property Indebtedness, (y) a Governmental Authority or (z) a utility company that provides utility services to the Property (“Utility Company”), any bonds, guaranties, indemnities, letters of credit, cash or other comparable forms of collateral (in each instance and collectively, the “Existing Collateral”), where the purpose of the Existing Collateral is to secure the payment and/or performance of certain obligations that any or all of the Contributor, the Contributor Affiliate or the fee simple owner of the Property may have to the holder of the Contributor Property Indebtedness, the Governmental Authority or the Utility Company, as the case may be (in each instance and collectively, the “Additional Obligations”), then at Closing, the UPREIT shall execute and deliver to the persons or parties that delivered the Existing Collateral an indemnity, in form and substance mutually and reasonably satisfactory to Contributor and Acquiror (the “Existing Collateral Indemnity”). Pursuant to the terms of the Existing Collateral Indemnity, the UPREIT shall indemnify the providers of the Existing Collateral in the event that, subsequent to Closing, there is a breach or default under the Additional Obligations (which breach or default is not caused by, or the result of, any willful or intentional acts or omissions of the indemnitee or any of such indemnitee’s representatives, agents, employees, or any other person or party acting on behalf of such indemnitee, seeking indemnification under the Existing Collateral Indemnity).

11.	CLOSING DELIVERIES.

11.1. Contributor’s. At Closing (or such other times as may be specified below), Contributor shall deliver or cause to be delivered to Acquiror the following, in form and substance acceptable to Acquiror:

11.1.1. Members Instrument. The Members Instrument executed by Contributor.

11.1.2. Release. A release from Contributor releasing the Contributor Affiliate and the UPREIT (and its designee(s)) from any obligations and liabilities with respect to the original formation of the Affiliate, and any other matter arising from business done, transactions entered into or events occurring prior to the Closing Date.

11.1.3. Entity Transfer Certificate. A certification of non-foreign status as required by the Code executed by Contributor and the applicable State equivalent thereto, if required.

11.1.4. Registration Rights Agreement. The Registration Rights Agreement executed by Contributor or its designated recipients of Convertible Common Units.

11.1.5. Affidavit of Title and ALTA Statement. An Affidavit of Title (or comparable document), as and if required by the Title Company as a condition to the deletion of the general exceptions of Schedule B, Section 2 of the Title Policy, executed by Contributor;

11.1.6. Title Policy. The Title Policy (or “marked-up” title commitments) issued by the Title Company, dated as of the Closing Date in the amount of the Gross Asset Value for the Property, in accordance with the requirements of Section 7 (it being understood that Contributor will provide any certificates or undertakings required in order to induce the Title Company to insure over any “gap” period resulting from any delay in recording of documents or later-dating the title insurance file);

11.1.7. Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement (the “Closing Statement”) duly executed by Contributor;

11.1.8. Rent Roll. A rent roll for the Property in the form previously delivered by Contributor, prepared as of the Closing Date, certified by Contributor to be true, complete and correct in all material respects through the Closing Date;

11.1.9. UPREIT Agreement Documents. The UPREIT Partnership Adoption Materials, duly executed by Contributor, together with any ancillary documents that are contemplated or referenced in the UPREIT Agreement in connection with the admission of an additional limited partner, each of which documents shall be duly executed, as appropriate, by Contributor or other person or entity receiving LP Units hereunder;

11.1.10. LP Unit Schedule. The LP Unit Schedule, duly executed by Contributor (if the LP Units are to be issued, delivered and distributed to any parties other than Contributor);

11.1.11. Organizational Documents. Certificate of Limited Partnership for Contributor and LP Unit Recipient (if such LP Unit Recipient is an entity other than a natural person), certified by the Secretary of State of the state pursuant to the laws of which each Contributor or LP Unit Recipient, as the case may be, was organized. Good standing certificates for Contributor and LP Unit Recipient, certified by the Secretary of State of the state of organization and the state in which Contributor and LP Unit Recipient (if such LP Unit Recipient is an entity) has its principal place of business; and

11.1.12. Other. Such other documents and instruments as may reasonably be required by Acquiror, its (or its lenders’) counsel or the Title Company and that may be necessary to consummate the transaction that is the subject of this Agreement and to otherwise give effect to the agreements of the parties hereto.

11.2. Acquiror’s. As a condition precedent to Contributor’s obligation to close (“Contributor’s Condition Precedent”), Acquiror shall cause to be delivered to Contributor the following, each in form and substance reasonably acceptable to Contributor and Acquiror and their respective counsel:

11.2.1. Registration Confirmation. A written confirmation attesting to the registration of the LP Units in the books and records of the UPREIT;

11.2.2. UPREIT Agreement. A copy of the UPREIT Agreement, duly certified by the secretary of the REIT as true, complete and correct;

11.2.3. Organizational Documents. (i) A copy certified by the Secretary of State of the State of Maryland of the Articles of Incorporation of the REIT and a certified good standing certificate for the REIT from the State of Maryland; (ii) a copy certified by the Secretary of State of the State of Maryland of (a) the certificate of limited partnership of the UPREIT and (b) a good standing certificate of the UPREIT; and (iii) a certified good standing certificate for the REIT and the UPREIT from the state(s) in which the Property are located;

11.2.4. Closing Statement. A Closing Statement, duly executed by the UPREIT;

11.2.5. Registration Rights Agreement. The Registration Rights Agreement, duly executed by the REIT;

11.2.6. LP Unit Schedule. The LP Unit Schedule, duly executed by the UPREIT (if the LP Units are to be issued, delivered and distributed to any party other than Contributor);

 11.2.7. Certain Acknowledgments. The written acknowledgments of the UPREIT and the REIT with respect to their respective obligations under this Agreement; and

11.2.8. Other. Such other documents and instruments as may reasonably be required by Contributor, the LP Unit Recipient or its or their respective counsel or the Title Company and that are necessary to consummate the transaction which is the subject of this Agreement and to otherwise effect the agreements of the parties hereto.

12.	PRORATIONS AND ADJUSTMENTS.

The following shall be prorated and adjusted between Contributor and Acquiror as of the Closing Date, except as otherwise specified and any such prorations shall be subject to the requirement that they not be duplicative of any of the calculations required under the Master Agreement in order to calculate the Gross Asset Value:

12.1. The amount of all security and other tenant deposits, and interest due thereon, if any, shall be credited to Acquiror or paid to Acquiror at Closing;

12.2. Acquiror and Contributor shall divide the cost of any closing escrows hereunder equally between them;

12.3. Subject to Section 13.4 below, and if and to the extent not paid by tenants in the Property, water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices, or, in the event final readings and invoices are not available, based on the most currently available billing information, and reprorated upon issuance of final utility bills;

12.4. As of the 12:01 a.m. on the Closing Date, there shall be apportioned between the Contributor (or, at Contributor’s direction, Contributor Affiliate formerly owning, whether fully or in part, an interest in the Property) and the UPREIT (i) rent under all Leases, (ii) accrued and unpaid interest (and principal, if applicable) due under the Contributor Property Indebtedness encumbering the Property, (iii) taxes, insurance and operating expenses of the Property to the extent borne by the Contributor or the Contributor Affiliate, as the case may be, rather than by the tenants, (iv) payments with respect to the items listed in the preceding clause (iii) that are received from tenants to the extent prepaid (including all security deposits) or paid in arrears to the Contributor or the Contributor Affiliate, as the case may be, and (v) other matters customarily prorated in substantial commercial real estate transactions involving office Property in the respective jurisdictions in which the Property is located. Any amounts due pursuant to this Section 12.4 shall be paid in cash at the Closing. To the extent that the amount of the items to be prorated are not reasonably ascertainable as of the Closing Date, such as tenant chargebacks or collections for tenant reimbursements, they shall be adjusted promptly after the determination of the amount thereof;

12.5. The Contributor or the Contributor Affiliate, as the case may be, shall be reimbursed for all, if any, reserves, escrows and deposits maintained under the Northern Property Indebtedness encumbering the Property and assigned to the UPREIT, which reimbursement shall increase the value of the contribution deemed made by Contributor and the number of the LP Units issuable to Contributor shall be correspondingly increased; and

12.6. Contributor shall be responsible for all bills and invoices for labor, goods, material and services of any kind relating to the Property and accruing or due on or before the Closing Date, if and to the extent that tenants are not liable for such costs and such costs and charges under the Leases, which amounts shall be based on the most currently available billing information and shall be reprorated upon issuance of final invoices.

In the event of a discrepancy between the Closing Statement and the prorations described above, the Closing Statement shall govern in all events. For purposes of calculating prorations, the UPREIT shall be deemed to be the indirect owner of the Contributor’s or the Contributor Affiliate’s, as the case may be, interest in the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire Closing Date. Bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid, in cash, by Contributor, to the extent due and owing. Distributions in respect of the LP Units acquired by the LP Unit Recipients shall begin to accrue from and after the Closing Date (notwithstanding the fact that such date may not be the applicable record date under the UPREIT Agreement), and the amount of distributions paid or to be paid to the LP Unit Recipients for any quarter shall be prorated accordingly. The terms of this Section 12 shall survive the Closing indefinitely and shall not merge into any conveyancing documents delivered at Closing.

13.	CLOSING EXPENSES.

13.1. All title examination charges, title insurance premium, survey costs, environmental assessment charges, notary fees and other such third party charges relating to the Transactions shall be paid by Acquirer, but if such amounts are customarily paid by a seller in a substantial commercial transaction in the jurisdiction in which the Property is located, the value of the contribution deemed made by Contributor with respect to the Property shall be reduced in the corresponding amount and the number of LP Units issuable to Contributor shall be correspondingly reduced.

13.2. Although the parties intend that no real estate transfer or recording fees or taxes will be due in connection with the contribution of the Member Interest, if it is finally determined that such taxes are due and payable in connection herewith, such real estate transfer or recording fees or taxes shall be paid by the party who customarily pays such costs in a substantial commercial transaction in such jurisdiction.

13.3. The aggregate amount of the costs itemized in Sections 13.1 and 13.2 are referred to herein collectively as the “Closing Costs.” At Closing, the Contribution Consideration shall be reduced by the amount of Closing Costs due from, but not paid by, Contributor (the “Reduction Amount”).

13.4. Except as otherwise provided in the Master Agreement, each party shall each pay its own due diligence costs and legal, brokerage, lenders, investment banking and accounting costs and fees related to the Transaction and preparation of this Agreement and all documents required to settle the transaction contemplated hereby; provided, however, Acquiror shall cause the UPREIT to pay all documented third party investment banking and other transaction costs incurred by Contributor and the Contributor Affiliate and payable at the Closing; when such payment is made, the value of the contribution deemed made by Contributor shall be reduced in the corresponding amount and the number of LP Units issuable to Contributor shall be correspondingly reduced.

14.	DESTRUCTION, LOSS OR DIMINUTION OF PROPERTY.

If, prior to Closing, all or any portion of the Property is damaged by fire or other natural casualty, or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings, then the provisions of Section 10 of the Master Agreement shall in all such cases control.

15.	DEFAULT.

15.1. Default by Contributor. If Contributor’s or any LP Unit Recipient’s representations and warranties contained herein shall not be materially true and correct on the Contract Date or on the Closing Date, or if any or all of Contributor and the LP Unit Recipient fail to perform any of the covenants and agreements contained herein to be performed by Contributor (including Contributor’s obligation to close), or any LP Unit Recipient, as the case may be, or if any of the Acquiror’s Conditions Precedent shall not have been satisfied, Acquiror may elect to exercise, against Contributor, any of the rights and remedies granted under Section 28.3(c) of the Master Agreement.

15.2. Default by Acquiror. In the event Acquiror defaults in any of its obligations under this Agreement, then Contributor may elect to exercise, against Acquiror, any of the rights and remedies granted under the Master Agreement.

16.	SUCCESSORS AND ASSIGNS.

Except as may be expressly permitted under the Master Agreement, or as otherwise set forth herein below, the terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns. Except as may be expressly permitted under the Master Agreement, no direct or indirect conveyance, assignment or transfer of any interest whatsoever of, in or to the Member Interest or the Property shall be made by Contributor during the term of this Agreement. Neither party shall be permitted to assign all or any part of its interest in this Agreement. At Closing, Acquiror shall assign all of its right, title and interest under this Agreement to the UPREIT. Upon the assignment and novation of this Agreement by Acquiror to the UPREIT, the UPREIT then shall be deemed to be the Acquiror hereunder for all purposes hereof, and shall have all rights and liabilities of Acquiror hereunder and Acquiror then, except as otherwise set forth in this Agreement and the Master Agreement, shall be released from all liability hereunder.

17.	LITIGATION.

In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys’ fees of counsel selected by the prevailing party. The parties hereby further acknowledge and agree that in the event of litigation between them, as contemplated above, and the resolution of that litigation through compromise, settlement, or partial judgment, the court before which such litigation is initially brought shall have the right to allocate responsibility, between Contributor and Acquiror, for all costs and expenses (including, but not limited to, attorneys’ reasonable fees) incurred by both Contributor and Acquiror in the pursuit of that litigation resolved through compromise, settlement or partial judgment. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 17 shall survive termination of this Agreement and the Closing, if applicable, and shall not be merged into any of the conveyancing documents delivered at Closing.

18.	NOTICES.

All notices and other communications under this Agreement shall be addressed as follows, shall be sent by a reputable national overnight delivery service, given in person or sent by facsimile and shall be deemed given one (1) business day after delivery and acceptance by such reputable national overnight delivery service and be deemed given upon receipt if (b) given in person; or (c) sent by facsimile for which the transmitting facsimile machine generates evidence of complete transmission in each case addressed as follows:

If to Acquiror:	American Housing Income Trust, Inc.

Attention: Mr. Jeff Howard
Facsimile:

and, until the
consummation of the
Closing, with a copy to:	Paesano Akkashian Apkarian, P.C.
7457 Franklin Road
Suite 200
Bloomfield Hills, MI 48301
Attention: Mr. Anthony R. Paesano
Facsimile: (248) 792-6885

If to Contributor:	Northern New Mexico Properties, LLC
with a copy to:

19.	BENEFIT.

This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Section 16 above, and no other person or entity shall be entitled to rely hereon, receive any benefit here from or enforce against any party hereto any provision hereof, whether as a purported third party beneficiary or otherwise.

20.	LIMITATION OF LIABILITY.

All liabilities and obligations of each party under this Agreement shall be those of such party only. Subject to the consummation of this Agreement, neither party shall, under any circumstances, look to any person or entity other than the other party, including, but not limited to, any affiliate of such other party, for performance or satisfaction of such party’s obligations and liabilities in connection with this Agreement. Without limiting the foregoing, none of the REIT or any Affiliate of Acquiror or Contributor, as the case may be, or their respective members, partners and shareholders, shall incur any liability under any document or agreement required in connection with this Agreement or the Master Agreement, and neither party shall be required (in connection with this Agreement) to execute any document or agreement that does not expressly exculpate and release such parties and their respective successors, assigns, affiliates, officers, shareholders, partners, employees, agents and representatives from any liability or obligation arising out of, or in connection with, this Agreement. The foregoing notwithstanding, upon consummation of this Agreement, the UPREIT shall thereupon assume, and thereafter stand in the place of the Acquiror with respect to, all representations, warranties, covenants, liabilities and obligations of Acquiror under this Agreement, and the UPREIT and the REIT shall otherwise have such liability as expressly provided herein.

21.	BROKERAGE.

Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction and that no broker, finder or other party is entitled to a commission, finder’s fee or other similar compensation as a result hereof. Contributor hereby indemnifies, protects and defends and holds Acquiror harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by Acquiror) resulting or arising from the claims of any broker, finder or other such party, claiming by, through or under the acts or agreements of Contributor. Acquiror hereby indemnifies, defends and holds Contributor harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by Contributor) resulting or arising from the claims of any broker, finder or other such party claiming by, through or under acts or agreements of Acquiror. The obligations of this Section 22 shall survive any termination of this Agreement and the Closing, if applicable, and shall not be merged into any of the conveyancing documents delivered at Closing.

22.	FURTHER ASSURANCES.

All actions required to be taken pursuant to this Agreement to effectuate the transaction contemplated herein shall be taken promptly and in good faith by Contributor or Acquiror, as the case may be. Contributor and Acquiror shall use their reasonable, diligent and good faith efforts, and shall reasonably cooperate with and assist the other in its efforts, to obtain or cause to be obtained, any and all consents and approvals of third parties (including, but not limited to, governmental authorities) that may be necessary in connection with the transaction contemplated hereby. Contributor and Acquiror agree to (i) furnish with, or cause to be furnished to, the other party such documents or further assurances, and (ii) perform, or cause to be performed, such undertakings as the other party may reasonably request at any time in connection with (a) the transaction contemplated by, and (b) the respective obligations of Contributor, the LP Unit Recipients and Acquiror, as the case may be, set forth in, this Agreement.

23.	AVAILABILITY OF RECORDS; AUDIT REPRESENTATION LETTER.

Upon Acquiror’s request, for a period of two (2) years after Closing, Contributor shall (i) make the Records available to Acquiror for inspection, copying and audit by Acquiror’s designated accountants; and (ii) cooperate with Acquiror (without any third party expense to Contributor) in obtaining any and all permits, licenses, authorizations, and other governmental approvals necessary for the operation of any portion of the Property. Without limitation of the foregoing in this Section 23, Contributor agrees to abide by any and all reporting requirements and obligations of Acquiror related to this Agreement. At any time within two (2) years after the Closing, Contributor further agrees to provide to Acquiror’s designated independent auditor, upon request of Acquiror or such auditor: (a) access (to the same extent to which Acquiror would be entitled to such access) to the books and records of the Property and all related information regarding the period for which Acquiror is required to have the Property audited under the regulations of the Securities and Exchange Commission, and (b) a representation letter delivered by each managing agent of the Property regarding the books and records of the Property.

24.	MISCELLANEOUS.

24.1. Entire Agreement. This Agreement and the Master Agreement, together with all other agreements specifically contemplated thereunder, constitute the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements (except the Master Agreement and all other agreements specifically contemplated thereunder), understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

24.2. Time of the Essence. Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Contributor or Acquiror or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Illinois for observance thereof.

24.3. Conditions Precedent. The waiver of any particular Acquiror’s Condition Precedent or Contributor’s Condition Precedent shall not constitute the waiver of any other.

24.4. Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Contributor and Acquiror have contributed substantially and materially to the preparation of this Agreement. The headings of various Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

24.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland. The parties agree that any litigation arising in connection with this Agreement shall be filed in federal or state courts in the State of Maryland.

24.6. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

24.7. Waiver of Conditions Precedent. Acquiror and Contributor shall each have the right, in its sole and absolute discretion, to waive any Condition Precedent for its benefit contained in this Agreement.

24.8. Certain Securities Matters. No sale of LP Units is intended by the parties by virtue of their execution of this Agreement. Any sale of LP Units contemplated under this Agreement will occur, if at all, upon the Closing.

24.9. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. For purposes of executing this Agreement, any signed document transmitted by facsimile machine or e-mail transmission (in either case a “Fax”) shall be considered as an original signature. Any such Fax document shall be considered to have the same binding legal effect as an original document.

24.10. Legal Representation. Contributor acknowledges that Acquiror was represented by Paesano Akkashian Apkarian, P.C. in conjunction with this Agreement. Contributor had the opportunity to seek legal counsel in conjunction with this Agreement, and has either executed this Agreement following advice of legal counsel or has executed this Agreement without legal advice after having reasonable opportunity to retain counsel. This Agreement shall be considered mutually drafted by the parties, and to the extent any ambiguity arises, such ambiguity is not to be interpreted against one party over the other.

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement on the date first above written.

CONTRIBUTOR:

NORTHERN NEW MEXICO PROPERTIES, LLC, a New Mexico limited liability company

/s/ Jerry Lopez

By: Jerry Lopez, Member

/s/ Les Gutierrez

By: Les Gutierrez, Member

/s/ Camilla Lopez
By: Camilla Lopez, Member

ACQUIROR:

AMERICAN HOUSING INCOME TRUST, INC., a Maryland corporation

/s/Jeff Howard

By: Jeff Howard

Title: Chief Executive Officer and President

Exhibit A

Legal Description and Address of Property

SEE TITLE COMMITMENT

Individual “Permitted Exceptions” are noted for each property where applicable.

Individual consents of lenders, joint venture partners and tenants in common are noted for each property where applicable and obtaining such consents is a condition precedent to both parties’ obligations to consummate the contemplated transaction for such property.

Exhibit B

Gross Asset Valuation

Pursuant to the Master Agreement, Acquiror and Contributor contemplate that Contributor shall contribute to Acquiror one (1) separate and distinct Property. For purposes of this Agreement, Acquiror and Contributor acknowledge and agree that aggregate Gross Asset Value of the Property is $1,333,000 and, at or prior to Closing, once the parties have determined whether the contribution of the Property is able to occur at the Closing, they shall mutually and reasonably agree upon the allocation of that aggregate Gross Asset Value of the Property, Acquiror and Contributor shall mutually and reasonably agree upon both (i) the appropriate reduction in the aggregate Gross Asset Value and (ii) the allocation of such reduced Gross Asset Value of the Property contributed at Closing.

Exhibit C

LP Unit Distribution at Closing

Northern New Mexico Properties, LLC 500,614

American Housing Income Trust, Inc. 5,006*

* The LP Units issued to American Housing Income Trust, Inc. are not subject to the conversion rights set forth in the related agreements.

Exhibit D

Investor Materials

This Questionnaire is intended to assess interest in participation in the offering of common stocks of American Housing Income Trust, Inc. (the “Company”) through the exercise of an option to acquire the shares through a 721 exchange with the Company’s umbrella partnership – AHIT Northern NM Properties, LLP. We ask that you please complete and return this Questionnaire at the time of Closing under the Contribution Agreement.

This questionnaire is not intended to be, and does not constitute, an offer to sell or the solicitation of an offer to buy any security. No binding agreement or obligation of any kind shall be created by this questionnaire.

Participation in the Offering is available only to “accredited investors.” Please refer to the definitions below. Please place an “X” in the appropriate box below to indicate your status (ONLY ONE BOX NEEDS TO BE CHECKED; CONTACT THE COMPANY IF NONE IS APPLICABLE):

“Accredited investor” means any person who comes within any of the following categories:

(1) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of the purchase exceeds $1,000,000. [______]

(2) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year. [______]

(3) Any bank as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Act”), or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company as defined in Section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors. [______]

(4) Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940. [______]

(5) Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or Company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000. [______]

(6) Any director, executive officer, or Company of the issuer of the securities being offered or sold, or any director, executive officer, or Company of a Company of that issuer. [______]

(7) Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii). [______]

(8) Any entity in which all of the equity owners are accredited investors. [______]

4. Reliance. I understand you will be relying on my representations. If there is any material change in the information provided to you prior to Closing under the Contribution Agreement, I will immediately provide you with information regarding such change.

5. Signature. The undersigned has executed this Investor Questionnaire on _________________, 2016.

Print Name of Investor: _____________________________________________

Signature: ___________________________________________________________________

Address: ____________________________________________________________

____________________________________________________________

____________________________________________________________

____________________________________________________________

Fax: ____________________________________________________________

Contact: ___________________________________________________________________

If the Investor is an entity, also complete the following:

Name of Signatory: _______________________________________________

Title: _____________________________________________________

Exhibit E

Organizational Chart

Contributor is a two-member limited liability company organized under the laws of the State of New Mexico. Contributor’s members are Jerry Lopez and Les Gutierrez.